FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 26, 2023		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases First Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the first quarter ended September 30, 2023.

Sales for the first quarter ended September 30, 2023 were $3,373,938 compared to $3,364,129 for the same period in the prior year,  an increase of $9,809, or 0.3%. The net loss for the three months ended September 30, 2023 was $257,609 compared to net income of $9,944,743 for the first quarter of the prior year. Basic and diluted loss per common share for the first quarter of fiscal year 2024 was $0.03 compared to basic income per common share of $1.09 and diluted income per common share of $1.01 for the same three-month period one year ago.

"Orders from two distributors in Europe signaled a positive change particularly in light of the ongoing war in eastern Europe,” Michael J. Koss, Chairman and CEO, said today. “Unfortunately, a reduction in consumer confidence, leading to a slowdown in spending, resulted in a drop in our Direct-to-Consumer (“DTC”) sales, nearly negating the increase in export sales.  We also experienced a decline in sales to certain domestic distributors due to continued overstocked inventory levels of non-Koss product at these distributors.”

“Gross margins for the first three months of the current fiscal year were down versus the same period in the prior year,” Koss continued.  “The less favorable customer mix of sales, with a lower volume of higher margin DTC and domestic distributor sales, drove the decline in margins.  The continued sell through of inventory that was shipped from suppliers at higher freight rates also adversely impacted the gross margins. The favorability in fixed manufacturing expenses for the three months ended September 30, 2023 due to cost savings initiatives provided some positive impact compared to the same period in the prior year.  Freight rates are expected to make a slow rise during the next quarter due to the current labor landscape, the recent settlement of threatened carrier strikes and labor disputes, and rising energy prices. The Company continues to monitor the supply chain environment.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, inflationary cost environment, supply chain disruption, the impacts of the COVID-19 pandemic, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30
	2023	2022
Net sales	$3,373,938	$3,364,129
Cost of goods sold	2,306,248	2,168,305
Gross profit	1,067,690	1,195,824

Selling, general and administrative expenses	1,536,279	23,680,196

(Loss) from operations	(468,589)	(22,484,372)

Other income	—	33,000,000
Interest income	212,859	27,056

(Loss) income before income tax provision	(255,730)	10,542,684

Income tax provision	1,879	597,941

Net (loss) income	$(257,609)	$9,944,743

(Loss) income per common share:
Basic	$(0.03)	$1.09
Diluted	$(0.03)	$1.01

Weighted-average number of shares:
Basic	9,234,795	9,157,284
Diluted	9,234,795	9,849,043